Exhibit 10.1 Weyerhaeuser Company 2004 Long-Term Incentive Plan Stock Option Award Terms and Conditions

WEYERHAEUSER COMPANY
2004 LONG-TERM INCENTIVE PLAN
STOCK OPTION TERMS AND CONDITIONS
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and these Stock Option Terms and Conditions, Weyerhaeuser Company has granted you an Option under its 2004 Long-Term Incentive Plan (the “Plan”) to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice.  You may decline this Grant by notifying sally.wagner@weyerhaeuser.com within one month of the grant date.
Capitalized terms not explicitly defined in this document but defined in the Plan have the definitions given to such terms in the Plan.  The Option is granted to you as a participant in the Plan and is subject to the terms and conditions set out in the Plan.  In addition, the Option has the following terms and conditions:

1.           Vesting.  The Option will vest and become exercisable on the four-year anniversary of the Grant Date.  No part of the Option will be exercisable until the -four-year anniversary of the Grant Date.  As of the fourth anniversary of the Grant Date, 100% of the Option will be vested and exercisable.

2.           Term.  The Options will expire at the time specified in your Grant Notice.  Following that date, you will no longer be able to exercise the Option.  In addition, the Option may terminate earlier than the tenth anniversary if your employment with Weyerhaeuser Company ceases for any reason.  Transfer of employment between or among the Company and its subsidiaries is not considered termination of employment.  Options that are not vested before their expiration date are forfeited and without value.

3.           Change in Option Term as a Result of Termination of Employment.  If your employment terminates before the Option has expired, the length of time during which you have a right to exercise the Option varies depending on the reason for termination of employment.

(a)           Termination as a result of death of the Participant.  During your lifetime, this Option may be exercised only by you.  If you die while actively employed, your Option is automatically 100% vested and your beneficiary or personal representative may exercise the Option at any time or from time to time within a maximum of two years after your date of death, or during the remaining term of the grant if that is a shorter period of time.

(b)           Termination of Employment upon Retirement.  If you qualify for retirement at the time of termination (after reaching age 65 or after reaching age 62 with ten (10) years or more of Vesting Service as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees), any portion of your Option that is not vested is forfeited and no longer has any value. For any portion of your option that has vested as of the date of your termination, you will be able to exercise the Option for the remaining term of the grant, up to a maximum of 10 years.

(c)           Termination of employment upon Early Retirement. If you retire before age 62, but not earlier than your 55th birthday and you also have accrued a total of 10 years of Vesting Service (as defined in the Weyerhaeuser Company Retirement Plan for Salaried Employees) (“Early Retirement”), any portion of your Option that is not vested is forfeited and no longer has any value.  For any portion of your option that has vested as of the date of your termination, you will be able to exercise your Option within a maximum of five years from your termination date, or during the remaining term of the grant if that is a shorter period of time.

(d)           Termination of employment upon Disability Retirement.  In addition, if you do not qualify for Retirement or Early Retirement, but retire as a result of a Disability, the onset of which occurred on or after the date you had accrued 10 years of Vesting Service (“Disability Retirement”), your Option will automatically be 100% vested on the date of your termination and you will be able to exercise your Option within a maximum of five years from your termination date, or during the remaining term of the grant if that is a shorter period of time.

“Disability” means “a medical condition in which a person is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by any person or committee entitled to make such determinations pursuant to the Company’s Retirement Plan for Salaried Employees.

(e)           Termination of Employment Due to Disability.  If your employment is terminated as a result of Disability, your Option will automatically be 100% vested at your termination date and you will be able to exercise your Option within a maximum of three years from the date of termination, or during the remaining term of the grant if that is a shorter period of time.

(f)           Termination of Employment Due to Position Elimination.  If your employment is terminated as a result of position elimination, a portion of your Option will vest as of the date of termination. The number of shares that vest will be determined as the number of days of employment with the Company from the Grant Date through the date of termination divided by 1460.  You will be able to exercise vested Options within a maximum of three years from the date of termination, or during the remaining term of the grant if that is a shorter period of time.

(g)           Termination of Employment for Reason Other than death, Position Elimination, Retirement, Early Retirement, Disability Retirement or Disability. If your employment is terminated for any reason other than death, position elimination, Retirement, Early Retirement, Disability Retirement or Disability and your Option is not vested it is forfeited and no longer has any value.  For any portion of your Option that has vested as of the date of your termination, you will be able to exercise your Option for a maximum of three calendar months from the date of termination, or during the remaining term of the grant if that is a shorter period of time.

(f)           Termination of Employment for Cause.  The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination for Cause, unless the Committee determines otherwise.  If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company after the Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

To qualify for the beneficial tax treatment afforded Incentive Stock Options, the Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability.

It is your responsibility to be aware of the date the Option terminates.

4.           Securities Law Compliance.  Notwithstanding any other provision of this grant, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or if the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations.

5.           Incentive Stock Option Qualification.  If your Option is designated as an Incentive Stock Option in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law.  However, the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the shares of Common Stock subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options.  In addition, a portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

6.           Notice of Disqualifying Disposition.  To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise.  If shares of stock obtained upon exercise of an Incentive Stock Option are tendered to pay the exercise price for another option less than one year after the exercise date of the Incentive Stock Option, the tender will be considered a disqualifying disposition.  You may be subject to the alternative minimum tax at the time of exercise.  You should obtain tax advice when exercising the Option and prior to the disposition of the Shares.  By accepting an Option designated as an Incentive Stock Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

7.           Method of Exercise.  You may exercise the Option by giving notice to the Company or a brokerage firm designated or approved by the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option.  The notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.  You may make this payment in any combination of the following:  (a) by cash; (b) by check acceptable to the Company; (c) by tendering (either actually or by attestation) shares of Common Stock you have owned for at least six months (if such holding period is necessary to avoid a charge to the Company's earnings); (d) to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required in accordance with procedures established by the Company; or (e) by any other method permitted by the Committee.

8.           Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

9.           Option Not an Employment or Service Contract.  Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

10.           No Right to Damages.  You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of the Termination of Service or if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

11.           Binding Effect.  The terms and conditions of this grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

12.           Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  (a) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) The grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) All determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) Your participation in the Plan is voluntary; (e) The value of the Option is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (f) The Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) The vesting of the Option ceases upon your Termination of Service for any reason except as may otherwise be explicitly provided in the Plan, the terms and conditions of this grant, or otherwise permitted by the Committee; (h) The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and (i) If the Shares underlying the Option do not increase in value, the Option will have no value.

13.           Employee Data Privacy.  By receiving this award, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.